UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 5, 2016

MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(888) 479-9111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2016, Marlin Business Services Corp. (the “Company”) announced that Jeffrey A. Hilzinger has been hired as Chief Executive Officer effective June 1, 2016. Mr. Hilzinger will report to the Company’s Board of Directors (the “Board”). Mr. Hilzinger brings more than 35 years of commercial lending and equipment leasing experience to the Company, including substantial leadership experience in finance, operations and general corporate management. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until 2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Pursuant to the terms of an employment offer letter, dated April 25, 2016, by and between the Company and Mr. Hilzinger, for his service as Chief Executive Officer, Mr. Hilzinger will:

•	receive an initial annual base salary of $450,000;

•	be eligible to receive an annual bonus as a participant in the Company’s Management Cash Incentive Program, with a target incentive of up to 85% of base salary, to be earned based on corporate, departmental and individual performance factors as approved by the Company’s Compensation Committee, provided that, Mr. Hilzinger will receive a cash bonus of $350,000 for fiscal year 2016;

•	beginning in fiscal year 2017, be eligible to participate in the Company’s Management Equity Incentive Plan;

•	receive restricted stock awards under the Company’s 2014 Equity Compensation Plan in an amount equal to (i) 20,590 shares, vesting 1/3 per year on each of the first three anniversaries of Mr. Hilzinger’s start date, provided that he must remain continuously employed with the Company through such anniversaries to become vested and (ii) 60,000 shares, which will become vested if certain performance goals, as determined by the Board’s Compensation Committee, are achieved and Mr. Hilzinger remains employed through the applicable performance periods, all subject to the terms and conditions set forth in the Company’s 2014 Equity Compensation Plan and the applicable award agreements;

•	be a Tier I participant in the Company’s Severance Pay Plan for Senior Management (previously filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed on August 5, 2015) whereby Mr. Hilzinger will be eligible to receive severance benefits in the event of certain involuntary termination circumstances, subject to the terms and conditions described in the plan;

•	be eligible to participate in the Company’s benefits programs, subject to the terms and conditions of each program, and as described in the applicable plan documents, and

•	receive a temporary living allowance of $2,000 per month for up to 18 months, and have relocation costs paid for by the Company up to $175,000, which, if Mr. Hilzinger should resign during the first three years of employment, he would be required to reimburse the Company for in decreasing percentages.

The foregoing description of the employment offer letter is a summary and is qualified in its entirety by reference to the employment offer letter, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release issued by the Company announcing the new Chief Executive Officer is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Offer Letter between Jeffrey A. Hilzinger and Marlin Business Services Corp. dated as of April 25, 2016.

99.1	Press Release issued by Marlin Business Services Corp. on May 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARLIN BUSINESS SERVICES CORP.

Date: May 5, 2016	/s/ Edward R. Dietz
Edward R. Dietz
Senior Vice President of Administration and General Counsel

INDEX TO EXHIBITS

10.1	Employment Offer Letter between Jeffrey A. Hilzinger and Marlin Business Services Corp. dated as of April 25, 2016.

99.1	Press Release issued by Marlin Business Services Corp. on May 5, 2016.